EXHIBIT 99.1

FOR IMMEDIATE RELEASE	CONTACT: Frederick N. Cooper (215) 938-8312
February 22, 2007	fcooper@tollbrothersinc.com
Joseph R. Sicree (215) 938-8045
jsicree@tollbrothersinc.com
TOLL BROTHERS REPORTS 1ST QTR 2007 EARNINGS RESULTS
Horsham, PA, February 22, 2007 — Toll Brothers, Inc. (NYSE:TOL) (www.tollbrothers.com), the nation’s leading builder of luxury homes, today reported results for net income, revenues, backlog and contracts for its first quarter ended January 31, 2007.
FY 2007’s first-quarter net income was $54.3 million, or $0.33 per share diluted, compared to FY 2006’s first-quarter record of $163.9 million, or $0.98 per share diluted. In FY 2007, first-quarter net income was reduced by pre-tax write-downs of $96.9 million ($59.0 million, or $0.36 per share diluted, after tax), plus a pre-tax $9.0 million ($0.03 per share diluted, after tax) goodwill impairment charge related to the Company’s 1999 acquisition of the Silverman Companies in metro Detroit. In FY 2006, first-quarter pre-tax write-downs totaled $1.1 million, or less than $0.01 per share diluted, after tax. FY 2007 first-quarter earnings per share, including write-downs, declined 66% versus FY 2006’s first quarter. Excluding write-downs and the impairment charge, FY 2007’s first-quarter earnings per share were $0.72 diluted, down 27% versus the same period in FY 2006.
FY 2007’s first-quarter total revenues were $1.09 billion, a decline of 19% compared to the first-quarter record of $1.34 billion in revenues in FY 2006. FY 2007’s first-quarter-end backlog was $4.15 billion, a decline of 30% compared to the first-quarter record of $5.95 billion in FY 2006.
FY 2007’s first-quarter net signed contracts were $748.7 million, a decline of 34% compared to FY 2006’s first-quarter total of $1.14 billion. The Company signed 1,463 contracts (before cancellations) in FY 2007’s first quarter, a 14% decline from the 1,695 signed in FY 2006’s first quarter. Net of cancellations, first-quarter contracts totaled 1,027 units, down 33% from 1,544 units in the first quarter of FY 2006. First-quarter FY 2007 cancellations totaled 436 units versus 585 units in fourth-quarter FY 2006; FY 2007’s first-quarter cancellation rate of 29.8% was lower than the 36.9% cancellation rate in fourth-quarter 2006. However, it was still well above the Company’s historical average of about 7%.
In response to current market conditions, the Company continues to reevaluate and, in some cases, renegotiate its optioned land positions. As a result of its ongoing review, the Company ended FY 2007’s first quarter with approximately 67,500 lots under control compared to approximately 73,800 and 83,200 at FYE 2006 and FYE 2005, respectively. The Company’s FY 2007 first-quarter-end total was down 26% from its high of approximately 91,200 lots at FY 2006’s second-quarter-end.
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Projecting revenues and earnings results remains very difficult in the current environment. Based on its current backlog, the impact of lessened first-quarter contracts and the continuing higher-than-normal rate of cancellations, the Company expects to deliver between 6,000 and 7,000 homes in FY 2007, compared to its previous guidance of 6,300 to 7,300 homes, and to produce total home building revenues of between $4.20 billion and $4.96 billion. It projects net income of between $240 million and $305 million, or $1.46 to $1.85 per share diluted, assuming 164.8 million shares outstanding in FY 2007. This projection assumes future write-downs of $60 million in the final three quarters of FY 2007, although the final number could be significantly higher or lower. Prior to its conference call this afternoon at 12:00 Noon (EST), the Company will file a Form 8-K with the Securities and Exchange Commission outlining its guidance assumptions in greater detail.
Robert I. Toll, chairman and chief executive officer, stated: “There are too many soft markets at this stage of the selling season to call a general upturn in the new home market. Demand varies greatly from week to week in individual markets.
“The metro New York City high-rise market offers a glimpse of what one might expect when consumer confidence rebounds. An article in Monday’s New York Times described multiple bids on properties that have been on the market for less than a week. The New York City market is somewhat unique in that it did not markedly decline to the degree most other markets have in the past twelve to eighteen months. It did experience some softness in the second half of 2006 due to consumer concern about the direction of home prices, but this concern appears to have dramatically reversed itself in January of 2007. We believe that pent-up demand is building in many markets as potential buyers bide their time until they are confident prices have firmed.
“Our financial strength was recognized this quarter by all three of the credit rating agencies that monitor our industry as Fitch, Moody’s and Standard and Poors’ each reaffirmed its investment grade credit ratings for Toll Brothers. We ended our first quarter with $1.1 billion unused and available under our bank revolving credit facility, nearly $450 million in cash and a net debt to capital ratio of 33.4%.
“In the current challenging environment, we believe our access to reliable capital and our strong balance sheet give us an important competitive advantage. Based on our experience during past cycles, we have learned that unexpected opportunities may arise in difficult times for those who are well-prepared. We believe that our solid financial base, our broad geographic presence, our diversified product lines and our national brand name all position us well for such opportunities now and in the future.”
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Toll Brothers’ financial highlights for the first quarter ended January 31, 2007 (unaudited):
•	FY 2007’s first-quarter net income was $54.3 million, or $0.33 per share diluted, compared to FY 2006’s first-quarter record of $163.9 million, or $0.98 per share diluted. In FY 2007, first-quarter net income included pre-tax write-downs and a goodwill impairment charge totaling $105.9 million, or $0.39 per share diluted, after tax. Approximately $13.9 million of the land-related write-downs were attributable to optioned lots and approximately $83.0 million to operating communities and owned land, while approximately $9 million was attributable to a goodwill impairment charge related to the Company’s 1999 purchase of the Silverman Companies in metro Detroit. In FY 2006, first-quarter pre-tax write-downs totaled $1.1 million. FY 2007 first-quarter earnings per share, including write-downs, declined 66% versus FY 2006; excluding write-downs and the impairment charge, earnings per share were $0.72 diluted, down 27% versus FY 2006.

•	FY 2007’s first-quarter revenues of $1.09 billion decreased 19% from FY 2006’s first-quarter revenues of $1.34 billion, the first-quarter record.

•	In the Company’s fiscal 2007 first-quarter, unconsolidated entities in which the Company had an interest, had revenues of $20.6 million compared to $52.1 million in the same period of FY 2006. The Company’s share of the profits from the delivery of these homes is included in ‘Equity Earnings from Unconsolidated Entities’ on the Company’s Income Statement.

•	The Company’s FY 2007 first-quarter contracts (net of cancellations) of $748.7 million declined by 34% versus FY 2006’s first-quarter contracts of $1.14 billion, the first-quarter record. In addition, in FY 2007’s first quarter, unconsolidated entities in which the Company had an interest signed contracts of $29.2 million.

•	First-quarter FY 2007 cancellations totaled 436 versus 585 in fourth quarter FY 2006 and FY 2007’s first-quarter cancellation rate of 29.8% was lower than the 36.9% cancellation rate in FY 2006’s fourth quarter.

•	In FY 2007, first-quarter-end backlog of $4.15 billion declined 30% versus FY 2006’s first-quarter-end backlog of $5.95 billion, the first-quarter record. In addition, at January 31, 2007, unconsolidated entities in which the Company had an interest had a backlog of $26.7 million.

•	The Company ended its FY 2007 first quarter with a net debt to capital ratio of 33.4%. Net debt to capital is defined and calculated as total debt minus mortgage warehouse loans minus cash divided by total debt minus mortgage warehouse loans minus cash plus stockholders’ equity.
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•	In FY 2007, based on its FY 2007 first quarter backlog, the state of current demand and cancellations, the Company projects to deliver between 6,000 and 7,000 homes at an average price of between $670,000 and $680,000. The Company also projects revenues of between $180 million and $195 million in FY 2007 from buildings accounted for under the percentage of completion method.

•	Prior to its 12:00 Noon (EST) conference call today, February 22, 2007, to discuss its first-quarter results, the Company will file a Form 8-K with the Securities and Exchange Commission containing detailed guidance for expected results of operations for FY 2007, which will be discussed on the call.
Toll Brothers will be broadcasting live via the Investor Relations section of its website, www.tollbrothers.com, a conference call hosted by chairman and chief executive officer Robert I. Toll at 12:00 p.m. (EST) today, February 22, 2007, to discuss these results and its outlook for the remainder of FY 2007. To access the call, enter the Toll Brothers website, then click on the Investor Relations page, and select “Conference Calls”. Participants are encouraged to log on at least fifteen minutes prior to the start of the presentation to register and download any necessary software. The call can be heard live with an on-line replay which will follow and continue through May 8, 2007.
Toll Brothers, Inc. is the nation’s leading builder of luxury homes. The Company began business in 1967 and became a public company in 1986. Its common stock is listed on the New York Stock Exchange under the symbol “TOL”. The Company serves move-up, empty-nester, active-adult and second-home home buyers and operates in 21 states: Arizona, California, Colorado, Connecticut, Delaware, Florida, Illinois, Maryland, Massachusetts, Michigan, Minnesota, Nevada, New Jersey, New York, North Carolina, Pennsylvania, Rhode Island, South Carolina, Texas, Virginia and West Virginia.
Toll Brothers builds luxury single-family detached and attached home communities, master planned luxury residential resort-style golf communities and urban low-, mid- and high-rise communities, principally on land it develops and improves. The Company operates its own architectural, engineering, mortgage, title, land development and land sale, golf course development and management, home security and landscape subsidiaries. The Company also operates its own lumber distribution, and house component assembly and manufacturing operations.
Toll Brothers, a FORTUNE 500 Company, is the only publicly traded national home building company to have won all three of the industry’s highest honors: America’s Best Builder from the National Association of Home Builders, the National Housing Quality Award, and Builder of the Year. Toll Brothers proudly supports the communities in which it builds; among other philanthropic pursuits, the Company sponsors the Toll Brothers — Metropolitan Opera International Radio Network, bringing opera to neighborhoods throughout the world. For more information, visit tollbrothers.com.
Certain information included herein and in other Company reports, SEC filings, verbal or written statements and presentations is forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995, including, but not limited to, information related to anticipated operating results, financial resources, changes in revenues, changes in profitability, changes in margins, changes in accounting treatment, interest expense, land-related write-downs, effects of home buyer cancellations, growth and expansion, anticipated income to be realized from our investments in unconsolidated entities, the ability to acquire land, the ability to gain approvals and to open new communities, the ability to sell homes and properties, the ability to deliver homes from backlog, the ability to secure materials and subcontractors, the ability to produce the liquidity and capital necessary to expand and take advantage of opportunities in the future, industry trends, and stock market valuations. Such forward-looking information involves important risks and uncertainties that could significantly affect actual results and cause them to differ materially from expectations expressed herein and in other Company reports, SEC filings, statements and presentations. These risks and uncertainties include local, regional and national economic conditions, the demand for homes, domestic and international political events, uncertainties created by terrorist attacks, the effects of governmental regulation, the competitive environment in which the Company operates, fluctuations in interest rates, changes in home prices, the availability and cost of land for future growth, the availability of capital, uncertainties and fluctuations in capital and securities markets, changes in tax laws and their interpretation, legal proceedings, the availability of adequate insurance at reasonable cost, the ability of customers to finance the purchase of homes, the availability and cost of labor and materials, and weather conditions.
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TOLL BROTHERS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Amounts in thousands)

	January 31,	October 31,
	2007	2006
	(Unaudited)
ASSETS

Cash and cash equivalents	$449,249	$632,524
Inventory	6,182,279	6,095,702
Property, construction and office equipment, net	94,299	99,089
Receivables, prepaid expenses and other assets	144,019	160,446
Contracts receivable	166,887	170,111
Mortgage loans receivable	78,345	130,326
Customer deposits held in escrow	51,008	49,676
Investments in and advances to unconsolidated entities	251,035	245,667

	$7,417,121	$7,583,541

LIABILITIES AND STOCKHOLDERS’ EQUITY

Liabilities:
Loans payable	$710,870	$736,934
Senior notes	1,141,452	1,141,167
Senior subordinated notes	350,000	350,000
Mortgage company warehouse loan	65,887	119,705
Customer deposits	344,674	360,147
Accounts payable	253,353	292,171
Accrued expenses	759,186	825,288
Income taxes payable	286,128	334,500

Total liabilities	3,911,550	4,159,912

Minority interest	7,763	7,703

Stockholders’ equity:
Preferred stock	—	—
Common stock	1,563	1,563
Additional paid-in capital	225,359	220,783
Retained earnings	3,317,590	3,263,274
Treasury stock	(46,704)	(69,694)

Total stockholders’ equity	3,497,808	3,415,926

	$7,417,121	$7,583,541

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TOLL BROTHERS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Amounts in thousands, except per share data)
(Unaudited)

	Three months ended
	January 31,
	2007	2006
Revenues:
Traditional home sales	$1,054,136	$1,278,709
Percentage of completion	33,085	57,569
Land sales	3,390	4,678

	1,090,611	1,340,956

Costs of revenues:
Traditional home sales	846,403	884,091
Percentage of completion	25,897	47,346
Land sales	1,037	3,836
Interest	22,643	28,754

	895,980	964,027

Selling, general and administrative	134,210	139,178
Goodwill impairment	8,973	—

Income from operations	51,448	237,751
Other:
Equity earnings from unconsolidated entities	6,792	16,569
Interest and other	28,960	11,327

Income before income taxes	87,200	265,647
Income taxes	32,884	101,797

Net income	54,316	$163,850

Earnings per share:
Basic	$0.35	$1.06

Diluted	$0.33	$0.98

Weighted average number of shares:
Basic	154,212	155,076
Diluted	164,048	167,027

Additional information:
Interest incurred	$34,150	$32,431

Depreciation and amortization	$8,366	$7,113

Interest expense by source of revenue
Traditional home sales	$21,737	$26,830
Percentage of completion	905	1,417
Land sales	1	507

	$22,643	$28,754

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	UNITS		$ (MILL)
	1st Qtr.	1st Qtr.	1st Qtr.	1st Qtr.
HOME BUILDING REVENUES	2007	2006	2007	2006
TRADITIONAL PRODUCT
North	287	417	$191.6	$271.6
Mid-Atlantic	512	589	329.1	393.6
South	403	470	233.1	253.7
West	357	403	300.3	359.8

Total	1,559	1,879	$1,054.1	$1,278.7

PERCENTAGE OF COMPLETION:
North			$19.5	$39.7
South			13.5	17.9

Total	—	—	$33.0	$57.6

TOTAL
North	287	417	$211.1	$311.3
Mid-Atlantic	512	589	329.1	393.6
South	403	470	246.6	271.6
West	357	403	300.3	359.8

Total consolidated	1,559	1,879	1,087.1	1,336.3
Unconsolidated entities	27	99	20.6	52.1

	1,586	1,978	$1,107.7	$1,388.4

CONTRACTS
TRADITIONAL PRODUCT
North	217	265	$136.3	$177.4
Mid-Atlantic	328	456	206.8	313.5
South	212	331	118.4	203.5
West	121	343	128.9	315.1

Total	878	1,395	$590.4	$1,009.5

NON TRADITIONAL PRODUCT – LONG TERM
North	123	111	$140.0	$102.0
Mid-Atlantic	1	13	0.4	5.3
West	1	5	0.4	4.0

Total	125	129	$140.8	$111.3

PERCENTAGE OF COMPLETION
North	24	20	$15.3	$14.4
South			2.2	4.7

Total	24	20	$17.5	$19.1

TOTAL
North	364	396	$291.6	$293.8
Mid-Atlantic	329	469	207.2	318.8
South	212	331	120.6	208.2
West	122	348	129.3	319.1

Total consolidated	1,027	1,544	748.7	1,139.9
Unconsolidated entities	45	28	29.2	16.8

	1,072	1,572	$777.9	$1,156.7

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	UNITS		$ (MILL)
	1st Qtr.	1st Qtr.	1st Qtr.	1st Qtr.
BACKLOG	2007	2006	2007	2006
TRADITIONAL PRODUCT
North	1,114	1,643	$737.4	$1,126.6
Mid-Atlantic	1,363	2,197	918.9	1,486.4
South	1,400	2,179	781.7	1,186.7
West	1,243	2,087	1,146.7	1,774.8

Total	5,120	8,106	$3,584.7	$5,574.5

NON TRADITIONAL PRODUCT – LONG TERM
North	379	127	$383.9	$117.6
Mid-Atlantic	59	43	24.0	18.3
West	27	12	18.6	9.5

Total	465	182	$426.5	$145.4

PERCENTAGE OF COMPLETION
North	288	275	$189.4	$181.6
South	76	72	116.2	102.7
Less revenue recognized on units remaining in backlog			(166.9)	(57.6)

Total	364	347	$138.7	$226.7

TOTAL
North	1,781	2,045	$1,310.7	$1,425.8
Mid-Atlantic	1,422	2,240	942.9	1,504.7
South	1,476	2,251	897.9	1,289.4
West	1,270	2,099	1,165.3	1,784.3
Less revenue recognized on units remaining in backlog			(166.9)	(57.6)

Total consolidated	5,949	8,635	4,149.9	5,946.6
Unconsolidated entities	43	32	26.7	20.8

	5,992	8,667	$4,176.6	$5,967.4

Toll Brothers operates in four geographic segments:

North:	Connecticut, Illinois, Massachusetts, Michigan, Minnesota, New Jersey, New York, Ohio (2006 only) and Rhode Island

Mid-Atlantic:	Delaware, Maryland, Pennsylvania, Virginia and West Virginia

South:	Florida, North Carolina, South Carolina and Texas

West:	Arizona, California, Colorado and Nevada
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